EXHIBIT 10.2

NON-EXCLUSIVE LICENSING AGREEMENT

This Non-Exclusive Licensing Agreement (hereinafter called "Licensing Agreement"), is made and entered into as of the 30th day of September, 2019 (the "Effective Date"), by and between CybEye Image, Inc. (“Licensor”) and China VTV Limited, a Nevada corporation ("Licensee”). Each of the Licensor and Licensee is sometimes referred to herein as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Parties shall enter into a Strategic Development Agreement on the Effective Date (the “Development Agreement”), whereby Licensee intends to have Licensor develop and provide technical support and maintenance to Licensee’s online streaming media platform (the “OTT Platform”), and incorporate the blockchain technologies to Licensor’s OTT Platform;

WHEREAS, Licensor is the owner of the Subject Technology as defined below;

WHEREAS, Licensor is willing to grant a non-exclusive license to the Subject Technology to Licensee on the terms set forth herein; and

WHEREAS, Licensee desires to obtain the said non-exclusive license to the Subject Technology.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto expressly agree as follows:

1. DEFINITIONS AS USED HEREIN

1.1 "Licensed Product(s)" shall mean all products that incorporate, utilize, or are made with the use of the Subject Technology, including the OTT Platform and related applications.

1.2 "Subject Technology" shall mean all intellectual property and proprietary information, including, without limitation, any patents, trademarks, and know-how, which the Licensor owns, used to carry out the purposes and goals of the Development Agreement. Subject to the terms and conditions in this Licensing Agreement, Licensee and its affiliates shall have the right to use and develop all Subject Technology. Subject Technology shall also mean any improvements or modifications made to any Subject Technology. Subject Technology includes a list of Licensor’s patents and trademarks set forth in Schedule A as attached herein.

1.3 "Territory" shall be worldwide.

1 | Page

2. GRANT OF LICENSE

2.1 Licensor hereby grants to Licensee a fully paid perpetual non-exclusive right and license to the Subject Technology to make, develop, and use the OTT Platform and related applications in the Territory, regardless of whether the Licensees have a valid and enforceable patent in any part of the Territory. The Licensor shall not grant any exclusive license to the Subject Technology to any third-party.

2.2 Licensor hereby grants to Licensee a fully paid perpetual license to use any and all improvements to the Subject Technology, as well as any modifications thereto, developed during the term of the Development Agreement for the purposes of carrying out the Development Agreement, regardless of which Party or Parties create, design, develop, or complete the Subject Technology. Licensor may grant non-exclusive licenses to the Subject Technology to third-parties without compensation to Licensee.

2.3 Licensor shall at all times retain the right to grant non-exclusive licenses and other rights to the Subject Technology to third parties, whether such be commercial entities, academic institutions or other persons.

2.4 Reserved.

3. PAYMENTS AND REPORTS

The license and other rights granted pursuant to this Licensing Agreement by Licensor to Licensee shall also be royalty-free and deemed fully paid in consideration for the Parties entering into and consummating the transactions contemplated by the Development Agreement.

4. RESERVED

5. SUBLICENSES

All sublicenses granted by Licensee of its rights hereunder shall be subject to the terms of this Licensing Agreement. Licensee shall obtain prior written approval from Licensors, which shall not be unreasonably withheld, prior to entering into any sublicensing agreement. Licensee shall be responsible for its sublicensees and shall not grant any rights that are inconsistent with the rights granted to and obligations of Licensee hereunder. Each sublicense agreement granted by Licensee shall include an audit right by Licensors of the same scope as provided in Paragraph 5 hereof with respect to Licensee. No such sublicense agreement shall contain any provision that would cause it to extend beyond the term of this Licensing Agreement. Licensee shall give Licensors prompt notification of the identification and address of each sublicensee with whom it concludes a sublicense agreement, and shall supply Licensors with a copy of each such sublicense agreement.

2 | Page

6. PATENTS AND INFRINGEMENT

6.1 Pursuant to this Licensing Agreement, Licensor grants Licensee the right to further develop the licensed patents and trademarks as set forth in Schedule A.

6.2 At all times, unless modified by all of the parties hereto, Licensor agrees to pay all costs incident to the patents for the Subject Technology and like protection in all jurisdictions where the patents are filed, including all costs incurred for filing, prosecution, issuance and maintenance fees, as well as any costs incurred in filling continuations, continuations-in-part, divisions or related applications, and any re-examination or reissue proceedings.

Licensor agrees to keep Licensee fully informed, at Licensors' expense, of prosecutions and maintenance pursuant to paragraph 6.2, including submitting to Licensee copies of all official actions and responses thereto; provided that, however, Licensee shall be responsible for any of its expenses including attorney's fees that Licensee incurs in reviewing and commenting on the information it received from the Licensors. Licensors shall consult Licensee regarding any abandonment of the prosecution or maintenance of the patents for the Subject Technology and shall abstain from abandoning any prosecution or maintenance of such patents without Licensee’s written consent.

6.3 In the event that Licensee decides to prosecute a patent application for any new technology developed from the Subject Technology in any jurisdiction, Licensee shall timely notify Licensor the status of such applications. If Licensee fails to notify Licensor in sufficient time, such failure shall not be considered a default event of this Licensing Agreement.

Licensor agrees to reasonably cooperate with Licensee to whatever extent is reasonably necessary to procure patent protection and prosecution of any technology newly developed from the Subject Technology.

6.4 Each Party shall promptly inform the other of any suspected infringement of any claims with respect to the patents for Subject Technology, as well as the misuse, misappropriation, theft, or breach of confidence of other proprietary rights in the Subject Technology by a third party. With respect to such activities as are suspected, Licensee shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft, or breach of confidence of the proprietary rights against such third party. If Licensee fails to bring such an action or proceeding within a period of one (1) month after receiving notice or otherwise having knowledge of such infringement, then Licensor shall have the right, but not the obligation, to prosecute at its own expense any such claim. Should either Licensor or Licensee commence suit under the provisions of this Paragraph 6.4 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree, or settlement from infringement or misuse of Subject Technology, shall be apportioned as follows: the Party bringing the action or proceeding shall first recover an amount equal to two (2) times the costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding and the remainder shall be divided equally between Licensee and both of Licensors.

6.5 Neither Licensor nor Licensee shall settle any action covered by Paragraph 6.4 without first obtaining the consent of the other Party, where consent will not be unreasonably withheld.

3 | Page

7. TERM AND TERMINATION

7.1 Subject to the terms and conditions set forth in this Licensing Agreement, the Licensee has a fully paid perpetual license to the Subject Technology, any and all improvements to the Subject Technology, as well as any and all modifications to the Subject Technology developed during the term of the Development Agreement, regardless of when the Development Agreement is terminated or expires.

7.2 In the event of default or failure by any Party to perform any of the terms, covenants, or provisions of this Licensing Agreement, the breaching Party shall have sixty (60) days after the giving of written notice of such default by the non-breaching Party to correct such default. If such default is not corrected within the said sixty (60) day period, the non-breaching Party shall have the right, at its option, to rescind or terminate this Licensing Agreement.

7.3 In the event that the Parties terminate and rescind the Development Agreement or the Development Agreement expires, Licensee may continue using Subject Technology already used by the Licensee prior to the termination or expiration of the Development Agreement, otherwise in compliance with the terms of this Licensing Agreement.

7.4 Reserved.

8. ASSIGNABILITY

This Licensing Agreement shall be binding upon and shall inure to the benefit of Licensor and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of Licensee and the successor to all or substantially all of its assets or business to which this Licensing Agreement relates, but shall not otherwise be assignable or assigned by Licensee without prior written approval by Licensor being first obtained, which approval shall not be unreasonably withheld.

9. GOVERNMENTAL COMPLIANCE

During the term of this Licensing Agreement and as long as the Licensee operates the OTT Platform and the related applications, Licensee shall at all times comply with all laws that may control or govern the activities of the Licensee or any other activity undertaken pursuant to the Development Agreement.

10. GOVERNING LAW

This Licensing Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of New York and the United States Federal Laws. This Licensing Agreement is expressly acknowledged to be subject to all federal laws, including but not limited to the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

4 | Page

11. ADDRESSEES

Any notice or other communication pursuant to this Licensing Agreement shall be sufficiently made or given on the date of mailing, if sent to such Party, by first-class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of Licensor with a copy to:

CybEye Image, Inc.

21515 Hawthorne Blvd., Ste. 690

Torrance, CA 90503

Attention: Bing Liu

Email:

Telephone:

In the case of Licensee with a copy to:

China VTV Limited

393 Jaffe Road, Suite 17A

Wan Chai, Hong Kong

Attention: Tijin Song

Email:

Telephone:

5 | Page

12. ADDITIONAL PROVISIONS

12.1 Licensee agrees to maintain the Subject Technology in confidence, and to use the same only in accordance with this Licensing Agreement. Such obligation of confidentiality shall not apply to information in which Licensee can demonstrate: (i) was in the public domain at the time of disclosure; (ii) has come into the public domain after disclosure through no fault of Licensee; (iii) was known to Licensee prior to disclosure thereof by Licensor; (iv) was lawfully disclosed to Licensee by a third party not under an obligation of confidence to Licensor with respect thereto; (v) was independently developed by Licensee without use of the Subject Technology; or (vi) which Licensee shall be compelled to disclose by law or legal process. The foregoing obligation of confidentiality shall survive termination of this Licensing Agreement.

12.2 Each Party shall notify the other of any claim, lawsuit, or other proceeding related to the Subject Technology.

12.3 The Parties hereby acknowledge and agree that each is independent from the other and that neither Party shall be considered to be the agent, representative, master, or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation, or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

12.3 The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Licensing Agreement, or if a Party, having the right to declare this Licensing Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Licensing Agreement subsequently arising, or as a waiver of any of the terms, covenants, or conditions of this Licensing Agreement or of the performance thereof. None of the terms, covenants, and conditions of this Licensing Agreement may be waived by a Party except by its written consent.

13.6 All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty, or decision of any government agency or executive body thereof of any country or community or association of countries. If any word, sentence, paragraph or clause or combination thereof of this Licensing Agreement is found, in a final unappealed order by a court or executive body with judicial powers having jurisdiction over this Licensing Agreement or any of its Parties hereto, to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Licensing Agreement shall remain binding upon the Parties hereto.

13.7 No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, which are circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

13.8 The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Licensing Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Licensing Agreement.

[Signatures on following page.]

6 | Page

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Licensing Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.

LICENSEE:

CHINA VTV LIMITED

By: _________________________

Name: Tijin Song

Title: Chairman of the Board, Chief Executive Officer, and President

Date: ________________________

LICENSOR:

CYBEYE IMAGE, INC.

By: _________________________

Name: Bing Liu

Title: Chief Executive Officer

Date: ________________________

7 | Page

SCHEDULE A

UNITED STATES PATENTS AND TRADEMARKS

8 | Page